Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333- 228382 on Form S-3 and in Registration Statement Nos. 333-221131 and 333-225611 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule of National Vision Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of National Vision Holding, Inc. for the year ended December 29, 2018.
/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 26, 2019